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                                    KELLWOOD


                             N E W S   R E L E A S E


FOR IMMEDIATE RELEASE


                  KELLWOOD (NYSE) REPORTS THIRD QUARTER RESULTS

                  NET EARNINGS INCREASED 51 PERCENT VERSUS LAST YEAR

                  AND WERE SIGNIFICANTLY HIGHER THAN EXPECTATIONS

                  OUTLOOK FOR EARNINGS FOR FISCAL YEAR INCREASED



                  REGULAR QUARTERLY DIVIDEND DECLARED


ST. LOUIS, MO., November 26, 2002 - Kellwood Company reported sales and earnings today for the third quarter ended October 31, 2002, according to Hal J. Upbin, chairman, president and chief executive officer. Sales for the quarter increased 5 percent to $633 million, versus $601 million last year due to the acquisition of Gerber Childrenswear. Net earnings increased by 51 percent, reaching $21.1 million, or $0.82 per share, versus $13.9 million, or $0.61 per share last year on a diluted basis. Included in net earnings for the current quarter are a small amount of earnings from the acquisition of Gerber Childrenswear, which was acquired on June 25, 2002. These earnings were more than offset with costs of $3.4 million before tax ($2.2 million after tax, or $0.08 per share) for business and facilities realignments, which were previously announced. Excluding these costs, net earnings were $23.3 million, or $0.90 per share, significantly exceeding expectations.

         Sales, excluding the acquisition, were either flat or down versus prior year in each of Kellwood's three business segments. Women's Sportswear sales were only down $9 million, or 2 percent, in a market that is running 8 percent below last year for the first nine months of the year. Men's Sportswear sales in the third quarter, excluding the acquisition, were up $3 million, or 3 percent, from last year. The acquisition of Gerber Hosiery contributed $11 million of Men's Sportswear volume in the third quarter. Finally, organic sales of Other Soft Goods were down $6 million, or 7 percent, from prior year. The acquisition of Gerber Children's Apparel contributed $34 million of revenue in the third quarter.

         Sales were down in every major channel of distribution except the discount and national chain channels reflecting the preference of the consumer for value-priced apparel. The essentially flat organic sales in the third quarter exceeded plan as the Company entered the third quarter shipping season in July with inventory down 26 percent from last year on a comparable basis with an expectation that organic sales would be down in the range of 2 percent.



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         Net earnings, before facilities realignment costs, exceeded last year by $9.4 million, or $0.29 per share. This increase is the result of a 2.3 percentage point improvement in the Company's gross margin along with lower interest expense and amortization of intangibles, and the acquisition of Gerber Childrenswear.

         Sales in the first nine months were $1.7 billion, down $145 million, or 8 percent, from $1.8 billion reported last year, but ahead of plan. Sales of Men's Sportswear were up 16 percent, and sales of Other Soft Goods increased 2 percent, due to the acquisition of Gerber Childrenswear, while sales of Women's Sportswear were down 16 percent, but ahead of plan.

         Net earnings for the first nine months were $33.6 million, or $1.37 per share on a diluted basis, versus $40.9 million, or $1.79 per share last year. Included in net earnings for the current nine-month period is a provision for business and facilities realignment of $13.0 million before tax ($8.5 million after tax or $0.35 per share) which was announced in the first quarter. Excluding these costs, in spite of lower sales, net earnings for the first nine months increased $1.2 million to $42.1 million, or $1.72 per diluted share. This strong performance resulted from higher gross margins, reduced SG&A spending, lower interest expense, and change in accounting for goodwill.

         The Company ended the quarter with a very strong balance sheet. As a result of aggressive working capital management, total debt of $319 million was down $37 million from October 2001 and represented 36 percent of total capital. Additionally, the Company's total cash and time deposits at the end of October were $183 million versus $46 million as of October 31, 2001.

         During the first quarter, Kellwood completed its analysis of its sourcing and distribution infrastructure to better align the Company with the new business environment. The need for and cost of this realignment was first announced and discussed on March 7, 2002, and stems from the significant changes in the global market for piece goods and apparel production. At the same time, the downturn in retail and consumer demand for apparel has resulted in some excess capacity in Kellwood's warehousing and distribution network. As a result of this analysis, the Company has already taken, and has identified actions to be taken totaling $15 million before tax, and $9.7 million after tax, or $0.39 per share. Of this total, $9.6 million pretax was booked in the first six months ($6.2 million after tax, or $0.27 per share) which included $2.4 million charged to cost of sales and $7.2 million recorded as Provision for Realignment. In the third quarter, $3.4 million pre-tax was booked ($2.2 million after-tax, or $0.08 per share) which included $0.3 million charged to cost of sales and $3.1 million recorded as Provision for Realignment. The remaining $2.0 million before tax is expected to be expensed in the fourth quarter, as the related facility closings are announced or as the expenses are incurred.

         "The retailers are now into the critical holiday selling period. The selling season has been compressed as there are six fewer days between Thanksgiving and Christmas this year, compared to 2001, including one less weekend. Comparable store sales of apparel have been somewhat encouraging in recent weeks following a very disappointing back-to-school selling season," commented Upbin.

         "It appears that inventory levels of Kellwood's brands at retail are in generally good shape. Our brands are enjoying good sell throughs and are providing the stores with better gross margins than last year. Therefore, based on the strength of the results achieved in the third quarter and continued improvement in Kellwood's gross margin, we now expect that earnings for the year will come in ahead of the forecast given in August 2002. We expect sales for the year to be in the range of $2.2 billion versus $2.3 billion last year, the same level forecasted in August," said Upbin.

         Net earnings for the fiscal year ending January 31, 2003 are expected to be approximately $40-$41 million. Net earnings, before costs and the provision for facilities realignment for the fiscal year ending January 31, 2003 are expected to be approximately $50-$51 million, or $2.00-$2.05 per share, versus $37.7 million, or $1.65 per share reported in fiscal year 2001 on a diluted basis.

         The Company expects sales in the fourth quarter, which ends in January 2003, to be up 14-16 percent and be in the range of $540 million, versus $470 million last year with approximately one half of the growth coming from several new marketing initiatives, and one half from the acquisition of Gerber Childrenswear.

         Net earnings for the fourth quarter, before costs and the provision for facilities realignment of approximately $2 million before tax ($1.3 million after tax, or $0.05 per share) are forecasted to be approximately $8-$9 million, or $0.30-$0.35 per share, versus a loss of $(3.1) million, or $(0.14) per diluted share reported last year. Our ability to achieve these results could be impacted by the potential reoccurrence of either a strike or major slow down by the dockworkers on the West Coast.

         "Kellwood has fundamentally changed its operating, sourcing and warehousing and distribution infrastructure which has resulted in an improvement in our gross margin in a year in which our sales volume was planned to be down. As fiscal year 2002 comes to a close, we are very confident about the Company's ability to achieve meaningful growth in both sales and net earnings next year in an environment that will, in all likelihood, continue to be challenging," added Upbin.

         The Company is in the middle of the annual planning process for fiscal year 2003, which begins in February 2003 and ends January 2004. The Company has been working on several new marketing initiatives to ensure low-to-mid single digit organic sales growth next year. Additionally, the Company acquired Gerber Childrenswear on June 25, 2002 and will benefit from its revenue next year for the full twelve months. Therefore, the Company expect sales for fiscal year 2003 to be in the range of $2.3-$2.4 billion.

         The range of earnings per share on "The Street" for next year, as reported by IBES, is $2.50-$2.65 per share and we believe that this is a reasonable range of expectation for fiscal year 2003. However, at this time, the Company feels more comfortable near the lower end of the range and will revisit the Company's guidance for next year in more detail at the end of the fourth quarter.

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable December 20, 2002 to shareholders of record December 6, 2002.

         Celebrating over 40 years of value, fashion and diversity, Kellwood is a $2.3 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Gerber(R), Dorby(TM), My Michelle(R), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), Emme(R) and Bill Burns(R) are produced under licensing agreements. For more about Kellwood, visit the Company's web site at www.kellwood.com.
                                                -----------------


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         Statements in this press release that are not strictly historical are
"forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filing with the SEC.


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

                        KELLWOOD COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                  (Amounts in thousands except per share data)


                                                             Three Months                        Nine Months
                                                          Ended October  31,                   Ended October  31,
                                                          ------------------                   ------------------
                                                        2002               2001              2002              2001
                                                        ----               ----              ----              ----
Net sales by Segment:
    Women's sportswear                             $      393,975     $     403,432    $    1,022,191    $     1,216,680
    Men's sportswear                                      123,420           109,890           309,592            266,791
    Other soft goods                                      115,999            88,078           335,637            328,298
                                                   --------------     -------------    --------------    ---------------

    Total net sales                                       633,394           601,400         1,667,420          1,811,769
                                                   --------------     -------------    --------------    ---------------

Costs and expenses:
    Cost of products sold                                 494,801           483,764         1,322,547          1,447,719
    Selling, general and administrative                    93,919            84,895           259,103            264,181
    Provision for realignment                               3,115                 0            10,359                  0
    Amortization of intangible assets                       1,943             2,535             3,998              7,251
    Interest expense                                        7,564             8,195            21,475             27,765
    Interest income and other, net                           (443)             (820)           (1,730)            (2,022)
                                                   --------------     -------------    --------------    ---------------

Earnings before income taxes                               32,495            22,831            51,668             66,875

Income taxes                                               11,400             8,900            18,100             26,000
                                                   --------------     -------------    --------------    ---------------

Net earnings                                       $       21,095     $      13,931     $      33,568      $      40,875
                                                   ==============     =============     =============      =============

Weighted average shares outstanding:
    Basic                                                  25,563            22,745            24,234             22,730
                                                   --------------     -------------    --------------    ---------------
    Diluted                                                25,761            22,885            24,546             22,889
                                                   --------------     -------------    --------------    ---------------

Basic Earnings per Share:                          $         0.83     $        0.61      $       1.39      $       1.80
                                                   ==============     =============     =============      =============

Diluted Earnings per Share:                        $         0.82     $        0.61     $        1.37      $        1.79
                                                   ==============     =============     =============      =============


Depreciation Expense, included in
    Cost of products sold and SG&A                 $        8,318     $       5,691     $      20,658      $      16,988

Excluding Realignment:
    Earnings before income taxes                           35,877                              64,668

    Net Earnings                                           23,291                              42,068

    Diluted Earnings per Share                     $        0.90         $        1.72
                                                   =============         =============



                                     -More-


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

KELLWOOD COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)


                                                                        October 31,
                                                           ------------------------------------
                                                                 2002                2001
                                                                 ----                ----
I. ASSETS Current assets:
    Cash and time deposits                                 $        182,557     $        46,245
    Receivables, net                                                345,240             359,192
    Inventories                                                     344,019             359,868
    Prepaid taxes and expenses                                       43,344              30,437
                                                           ----------------     ---------------

         Total current assets                                       915,160             795,742

Property, plant and equipment, net                                  108,017             109,409
Intangible assets, net                                               60,639              38,882
Goodwill                                                             99,608              77,565
Other assets                                                         47,042              36,897
                                                           ----------------     ---------------
Total assets                                               $      1,230,466     $     1,058,495
                                                           ================     ===============

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:

    Current portion of long-term debt                      $         17,594     $         9,059
    Notes payable                                                       246              25,315
    Accounts payable                                                175,157             109,334
    Accrued expenses                                                122,782              92,902
                                                           ----------------     ---------------

         Total current liabilities                                  315,779             236,610

Long-term debt                                                      300,742             320,875
Deferred income taxes and other                                      59,465              40,334
Shareowners' equity                                                 554,480             460,676
                                                           ----------------     ---------------
Total liabilities & shareowners' equity                    $      1,230,466     $     1,058,495
                                                           ================     ===============

                                       ###



FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company, 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA CONTACT: Donna Weaver, Vice President Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna_weaver@kellwood.com. Executive
Office: 120 West 45th Street, 27h Floor, New York, New York 10036.